Exhibit 99.1

151 Farmington Avenue	Media Contact:
Hartford, Conn. 06156	Fred Laberge
860-273-4788
labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA ISSUES $2 BILLION OF SENIOR NOTES

HARTFORD, CT. June 9, 2006 — Aetna (NYSE: AET) today announced that it has completed a public offering of $2 billion of its Senior Notes. The offering consists of $450 million of 5.75 percent Senior Notes due 2011, $750 million of 6 percent Senior Notes due 2016 and $800 million of 6.625 percent Senior Notes due 2036.

Aetna intends to use the net proceeds from the offering to redeem the entire $700 million aggregate principal amount of its 8.5 percent senior notes due 2041 that were recently called and will be redeemed on June 19, 2006, and to repay commercial paper borrowings, outstanding since the March 1, 2006 maturity of $450 million of its 7.375% senior notes. The remainder of the net proceeds raised will be used for general corporate purposes, including share repurchases. The offering will result in a lower weighted average interest rate for Aetna’s long term debt.

Joint book-running managers on the offering were Citigroup Global Markets Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc. Other book-running managers on the offering were Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities, Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC.

Aetna is one of the nation's leading diversified health care benefits companies, serving approximately 28.3 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com.

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